Exhibit 99.1

____________________________________________	NEWS RELEASE NEWS RELEASE NEWS RELEASE

            Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:

Media Relations: Clarkson Hine (847) 484-4415	Investor Relations: Tony Diaz (847) 484-4410

FORTUNE BRANDS ELECTS RICHARD A. GOLDSTEIN

TO BOARD OF DIRECTORS

Deerfield, IL, September 29, 2006 — Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today announced that Richard A. Goldstein has been elected to its Board of Directors.

Mr. Goldstein, 64, is the former Chairman and Chief Executive Officer of International Flavors and Fragrances, Inc. Prior to his six years leading IFF, Mr. Goldstein served for 25 years in key executive positions at Unilever, including as Business Group President of Unilever North American Foods and President & CEO of Unilever United States. Mr. Goldstein currently serves as a Director of Fiduciary Trust Company International and as the Presiding Director at Interpublic Group.

“My fellow directors and I look forward to welcoming Dick to the Board and to benefiting from his valuable insights and wealth of consumer experience,” said Norm Wesley, Chairman and Chief Executive Officer of Fortune Brands.

The election is effective December 1st and increases the size of the Board to ten members.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, and golf equipment. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Schrock cabinets, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ liqueurs, Laphroaig single malt Scotch and Clos du Bois and Geyser Peak wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

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